                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 1)

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     EARTHLINK NETWORK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                            EARTHLINK NETWORK, INC.
                              3100 NEW YORK DRIVE
                           PASADENA, CALIFORNIA 91107
                                 (626) 296-2400

                                 April 26, 1999

Dear Stockholder:

    You are cordially invited to attend the 1999 Annual Meeting of Stockholders of EarthLink Network, Inc., which will be held at 9:00 a.m. local time on Thursday, May 27, 1999, in the Executive Conference Room of EarthLink, 3100 New York Drive, Pasadena, California (the "Annual Meeting").

    The principal business of the meeting will be to elect directors for the ensuing year, to amend the Company's 1995 Stock Option Plan to increase the shares reserved for grant thereunder from 5,700,000 to 7,700,000; and, to amend the Company's Certificate of Incorporation to increase the authorized shares of the Company's Common Stock from 50,000,000 to 200,000,000. During the meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of 1999.

    Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                                          Sincerely yours,

                                                [LOGO]

                                          Sky D. Dayton
                                          CHAIRMAN OF THE BOARD

                            EARTHLINK NETWORK, INC.
                              3100 NEW YORK DRIVE
                           PASADENA, CALIFORNIA 91107
                                 (626) 296-2400

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

    The 1999 Annual Meeting of the Stockholders of EarthLink Network, Inc. will be held at 9:00 a.m. local time, Thursday, May 27, 1999, in the Executive Conference Room of EarthLink, 3100 New York Drive, Pasadena, California. The meeting is called for the following purposes:

    (1) To elect directors for the ensuing year;

    (2) To amend the Company's 1995 Stock Option Plan to increase the shares reserved for grant from 5,700,000 to 7,700,000;

    (3) To amend the Company's Certificate of Incorporation to increase the authorized shares of the Company's Common Stock from 50,000,000 to 200,000,000; and

    (4) To transact such other business as may properly come before the meeting.

    The Board of Directors has fixed the close of business on April 9, 1999 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                                          By order of the Board of Directors,

                                                [LOGO]

                                          Sky D. Dayton
                                          CHAIRMAN OF THE BOARD

Pasadena, California
April 26, 1999

    IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED.

                            EARTHLINK NETWORK, INC.
                              3100 NEW YORK DRIVE
                           PASADENA, CALIFORNIA 91107

                            ------------------------

                                PROXY STATEMENT

    This Proxy Statement is furnished by and on behalf of the Board of Directors of EarthLink Network, Inc. (the "Company" or "EarthLink") in connection with the solicitation of proxies for use at the 1999 Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. local time on Thursday, May 27, 1999, in the Executive Conference Room of EarthLink, 3100 New York Drive, Pasadena, California, and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be mailed on or about April 26, 1999 to the Company's stockholders of record (the "Stockholders") on the Record Date, as defined below.

              THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE
                   AND RETURN THE ENCLOSED PROXY CARD IN THE
                       POSTAGE PREPAID ENVELOPE PROVIDED.

SHARES ENTITLED TO VOTE

GENERAL

    Proxies will be voted as specified by the Stockholder or Stockholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $.01 par value per share, of the Company (the "Common Stock") represented thereby will be voted FOR the election as directors of the nominees listed in this Proxy Statement. The submission of a signed proxy will not affect a Stockholder's right to attend and to vote in person at the Annual Meeting. A Stockholder who executes a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either a written revocation or an executed proxy bearing a later date or by attending and voting in person at the Annual Meeting.

    Only holders of record of Common Stock as of the close of business on April 9, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 31,864,199 shares of Common Stock (the "Shares") outstanding. Holders of Shares authorized to vote are entitled to cast one vote per Share on all matters except with respect with the cumulative voting features applicable to the election of Directors.

QUORUM REQUIRED

    According to the Company's Bylaws, the holders of a majority of the Shares entitled to be voted must be present or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld and abstentions are counted in determining whether a quorum exists.

VOTE REQUIRED

    Under Delaware law, directors are elected by a plurality of the votes of the shares entitled to vote and present in person or represented by proxy at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors

    Approval of the proposed amendment to the Stock Option Plan and to the Certificate of Incorporation requires the affirmative vote of a majority of the Shares present in person or represented by proxy and entitled to vote on such matter at a meeting at which a quorum is present. Abstentions will be counted in determining the minimum number of votes required for approval and will therefore, have the effect of votes against such proposals. Broker non-votes, those shares held by a broker or nominee as to which such a broker or nominee does not have discretionary voting power, will not be counted as votes for or against approval of such matters.

    With respect to any other matters that may come before the Annual Meeting, if proxies are executed and returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in the best interests of the Company and its Stockholders.

                       PROPOSAL I--ELECTION OF DIRECTORS

NOMINEES

    The Company's Bylaws provide that the Company shall have at least one and not more than thirteen directors, the exact number to be fixed by resolution of the Board of Directors from time to time. The Board has fixed the number of directors at ten. At this Annual Meeting, eight directors will be elected for a term expiring at the 1999 Annual Meeting of Stockholders. The Board of Directors has nominated Sky D. Dayton, Charles G. Betty, Sidney Azeez, Robert M. Kavner, Linwood A. Lacy, Jr., Paul McNulty, Kevin M. O'Donnell and Reed E. Slatkin for election to the Board of Directors at the Annual Meeting, each to serve until the 1999 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Pursuant to the Company's Governance Agreement with Sprint Corporation ("Sprint") and Sprint Communications Company L.P. ("Sprint, L.P.") and the Certificate of Designation for the preferred stock held by Sprint, until such time as Sprint and Sprint, L.P.'s equity interest in the Company decreases below Twenty Percent (20%) (which percentage is subject to certain adjustments) for three consecutive months, Sprint shall have the right to elect two persons (the "Investor Directors") to the Board of Directors of the Company, as the holder of the Company's Series A and B Convertible Preferred Stock. Sprint has designated William T. Esrey and Len J. Lauer as its Investor Directors.

    All Shares represented by properly executed proxies received in response to this solicitation will be voted for the election of the eight directors as specified therein by the Stockholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of the eight nominees listed in this Proxy Statement to the Board of Directors. Each nominee has consented to serve as a director of the Company if elected. If at the time of the Annual Meeting a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card may be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director.

    Stockholders may withhold their votes from the entire slate of nominees by so indicating in the space provided on the enclosed proxy card. Stockholders may withhold their votes from any particular nominee by writing that nominee's name in the space provided for that purpose on the enclosed proxy card.

    Set forth below is certain biographical information furnished to the Company by each director nominee. Each such nominee currently serves as a director of the Company.

INFORMATION REGARDING NOMINEES FOR DIRECTORS

SKY D. DAYTON
Age: 27

    Sky D. Dayton, our founder, has served as Chairman of the Board of Directors since the Company's our inception in May 1994 and served as its Chief Executive Officer from May 1994 until May 1996. From 1992 to 1993, he was co-owner of a computer-based digital imaging firm, Dayton Walker Design. From 1991 to 1992, he served as Director of Marketing for new products at Executive Software, a software company. From 1990 to 1994, Mr. Dayton co-owned Cafe Mocha, a coffee house in Los Angeles, which he co-founded, and was a co-owner of Joe Cafe, a coffee house in Studio City, California.

CHARLES G. BETTY
Age: 42

    Mr. Betty has served as President and as a director since January 1996, and in May 1996 was named Chief Executive Officer. From February 1994 to January 1996, Mr. Betty was a strategic planning consultant, advising Reply Corp., Perot Systems Corporation and Microdyne, Inc. From September 1989 to February 1994, Mr. Betty served as President, Chief Executive Officer and a director of Digital Communications Associates, Inc., a publicly traded network connectivity provider. Mr. Betty is a member of the Board of Directors of DBT ONLINE, Inc.

SIDNEY AZEEZ
Age: 66

    Mr. Azeez has been a director since June 1996. During the past five years, Mr. Azeez has been a private investor. Mr. Azeez founded Ultronic Systems Corp., which produced a stock and commodity quotation system. He also founded American Cellular Network, Inc. and Universal Telecell, Inc., cellular telephone companies, PCS, Inc., a wireless communications company, and several banks in Colorado and New Jersey. Mr. Azeez is a director of Universal Telecell, Inc. and Thermal Tech Development, Inc.

ROBERT M. KAVNER
Age: 55

    Robert M. Kavner has been a director since June 1996. Since 1995 Mr. Kavner has been a venture capital investor in Internet companies and in December 1998 he became a General Partner in Idealab, an incubator of Internet companies. From September 1996 through December 1998 he served as President and Chief Executive Officer of On Command Corporation, a provider of on-demand video for the hospitality industry. From 1984 to 1994, Mr. Kavner held several senior management positions at AT&T, including Senior Vice President and Chief Financial Officer, Chief Executive Officer of the Multimedia Products and Services Group, and Chairman of AT&T Venture Capital Group. Mr. Kavner also served as a member of AT&T's Executive Committee. Mr. Kavner serves as a director of Fleet Financial Group, Ticketmaster Online-CitySearch, Inc., and GoTo.Com.

LINWOOD A. LACY, JR.
Age: 53

    Mr. Lacy has been a director since June 1996. From October 1996 to October 1997, he served as President and Chief Executive Officer of Micro Warehouse Incorporated. From 1989 to May 1996, he served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., a microcomputer products distributor and a then wholly-owned subsidiary of Ingram Industries Inc. From December 1993 to June 1995, Mr. Lacy was also President of Ingram Industries Inc. From June 1995 until April 1996, he was President and CEO of Ingram Industries Inc., and from April 1996 to May 1996 served as its Vice Chairman. Mr. Lacy serves as a director of Ingram Industries Inc., Entex Information Services, Inc., PcOrder.com and Modus Media International

PAUL MCNULTY
Age: 37

    Mr. McNulty has been a director since November 1996. Mr. McNulty has been a Managing Director of Soros Fund Management LLC ("SFM"), a New York-based investment firm, since January 1996, and was a Securities Analyst at SFM from January 1993 until January 1996. Prior to joining SFM, Mr. McNulty was employed as an Associate at MVP Ventures, a venture capital firm in Boston, Massachusetts.

KEVIN M. O'DONNELL
Age: 48

    Mr. O'Donnell, one of the Company's co-founders, has been a director since its inception. Mr. O'Donnell is President of O'Donnell & Associates, a venture capital firm specializing in emerging high technology companies. In 1982, Mr. O'Donnell founded Government Technology Services, Inc., a reseller of computer equipment to the federal government, and from 1982 to 1990 served as its Chairman, Chief Executive Officer and President.

REED E. SLATKIN
Age: 50

    Mr. Slatkin, one of the Company's co-founders, has been a director since its inception. Mr. Slatkin is a private investor and money manager who has invested in public and private companies for the last 15 years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

INFORMATION REGARDING INVESTOR DIRECTORS

    Pursuant to the terms of the Company's Series A and B convertible preferred stock and the governance agreement with Sprint, Sprint has the right to elect two individuals to the Board of Directors for so long as Sprint's equity interest does not decrease below 20% for three consecutive months. Sprint may also designate one director to any strategic business planning committee, finance committee and, subject to certain exceptions, all other committees, if any exist. Sprint has designated Mr. Esrey and Mr. Lauer as its director representatives. Because the two Investor Directors are elected by Sprint, the following biographies are provided for Stockholder informational purposes only.

WILLIAM T. ESREY
Age: 59

    Mr. Esrey has served as a director since June 1998. He has been Chairman of the Board of Directors of Sprint Corporation since 1990, Chief Executive Officer of Sprint since 1985 and a Director of Sprint since 1985. Mr. Esrey is the Chairman of the Executive Committee of the Board of Directors of Sprint. He is also a director of Duke Energy Corporation, Exxon Corporation, Everen Capital Corporation, and General Mills, Inc.

LEN J. LAUER
Age: 41

    Len J. Lauer has been a director since April 1999. Mr. Lauer has served as President of the Consumer Services Group of Sprint Corporation since March 1999. Mr. Lauer joined Sprint in April 1998 as Senior Vice President of Brand Management and Public Relations. Before joining Sprint, Mr. Lauer spent more than five years with Bell Atlantic Corporation, first as Vice President, Sales and Service in the Large Business Services unit and starting in November 1995, as President and CEO of Bell Atlantic-New Jersey. He is a board member of Maplewood Partners and a member of the Business Council Steering Committee of the Nelson-Atkins Museum of Art.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

    The Company's Board of Directors held five (5) meetings during 1998. The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee. During 1998, no director attended less than 75% of the aggregate number of meetings of the Board and the committees of the Board on which he or she served that were held during his or her term as a director of the Company.

    COMMITTEES OF THE BOARD OF DIRECTORS. Presently the Compensation Committee of the Board of Directors consists of Messrs. Lacy, O'Donnell and Slatkin. The Compensation Committee establishes cash and long-term incentive compensation for executive officers and other key employees of the Company. The Compensation Committee also administers the Company's 1995 Incentive Stock Option Plan. The Compensation Committee held three (3) meetings in 1998.

    Presently the Audit Committee of the Board of Directors consists of Messrs. Azeez, Kavner and Slatkin. The Audit Committee is responsible for making recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of audits and other services provided by the Company's independent auditors and reviews and evaluates the Company's internal audit and control functions. The Audit Committee held one (1) meeting in 1998.

    The Investor Directors have the right to appoint one Investor Director to each committee of the Board of Directors.

    DIRECTOR COMPENSATION. Directors do not receive cash compensation for serving in that capacity, but are reimbursed for the expenses they incur in attending meetings of the Board or committees thereof. Non-employee directors are eligible to receive options to purchase Common Stock awarded under the Company's Directors Stock Option Plan.

EXECUTIVE OFFICERS

    The executive officers of the Company serve at the discretion of the Board of Directors and presently include Messrs. Sky D. Dayton, Charles G. Betty, Grayson L. Hoberg, David R. Tommela, Brinton O.C. Young, Dr. Richard D. Edmiston and William S. Heys. See "Information Regarding Directors" for information regarding Messrs. Dayton and Betty.

DR. RICHARD D. EDMISTON
Age: 56

    Dr. Edmiston has served as Senior Vice President of Research and Development of the Company since January 1999 and served as Vice President of Research and Development since January 1997. From December 1992 to January 1997, Dr. Edmiston was Vice President of Network Planning and Architecture at BBN Corporation, a leading Internet research and development organization, and the founder of BBN Planet, a leading provider of Internet services to businesses. From September 1990 to November 1992, Dr. Edmiston managed distributed computer and information systems research at GTE Laboratories.

WILLIAM S. HEYS
Age: 49

    Mr. Heys has served as Senior Vice President, Sales since August 1998, and was Vice President of EarthLink's relationship with Sprint from January 1998 through August 1998. Prior to joining EarthLink, Mr. Heys founded the high-tech industry consulting firm BHC & Associates. Before starting BHC, Mr. Heys served in a variety of executive sales and marketing management positions at IBM, Wang, Hayes Microcomputer Products and Digital Communications Associates, Inc.

GRAYSON L. HOBERG
Age: 40

    Mr. Hoberg has served as Senior Vice President, Finance and Administration and Chief Financial Officer of the Company since August 1998, and served as Vice President, Finance and Administration and Chief Financial Officer since December 1997. From September 1993 to December 1997, he served in various capacities for, and ultimately as, the Vice President of Business Operations for TCI.NET, the Internet Division of TCI Cable. From December 1991 to September 1993, he was Manager of Information

Systems at Coors Brewing Company. From January 1988 to December 1991, he was a Consulting Manager at PricewaterhouseCoopers LLP.

DAVID R. TOMMELA
Age: 60

    Mr. Tommela has served as Senior Vice President, Operations of the Company since August 1998 and was Vice President, Operations December 1995. From 1973 to August 1995, he served in various capacities for, and ultimately as the Chief Information Officer of Southern California Edison Company, an electric power utility.

BRINTON O.C. YOUNG
Age: 47

    Mr. Young has served as Senior Vice President, Marketing since August 1998 and was Vice President, Strategic Planning of the Company from March 1996 throughout 1998. From 1990 to 1996, Mr. Young was President of Young & Associates, a consulting firm specializing in strategic planning for high growth companies.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. These persons are also required by SEC regulations to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company's reporting persons complied during fiscal 1998 with all applicable
Section 16(a) filing requirements.

BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth information concerning (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) the executives officers named in the Summary Compensation Table included elsewhere herein, and (iv) all directors and officers of the Company as a group. Except as otherwise indicated in the footnotes below, such information is provided as of March 31, 1999, the Record Date. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                                             AMOUNT AND NATURE OF
                                                                  BENEFICIAL         PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)                         OWNERSHIP(2)           CLASS
----------------------------------------------------------  ----------------------  -------------
Sky D. Dayton.............................................          2,819,572(3)            8.8%
Reed E. Slatkin...........................................          1,803,366(4)            5.6
Kevin M. O'Donnell........................................          1,706,032(5)            5.3
Sidney Azeez..............................................            251,560(6)          *
Charles G. Betty..........................................            424,234(7)            1.3
Linwood A. Lacy, Jr.......................................             68,437(8)          *
Robert M. Kavner..........................................            101,162(9)          *
Paul McNulty..............................................            770,167(10)           2.4
William T. Esrey..........................................         12,004,125(11)          29.5
Len J. Lauer..............................................         12,004,125(12)          29.5
Dr. Richard D. Edmiston...................................             22,750(13)         *
William S. Heys...........................................              8,700(14)         *
Grayson L. Hoberg.........................................             34,562(15)         *
David R. Tommela..........................................             20,250(16)         *
Brinton O.C. Young........................................            117,500(17)         *
Sprint Corporation........................................         12,004,125(18)          29.5
Gilder Gagnon Howe & Co, LLC..............................          3,153,856(19)           9.9
All directors and executive officers as a group
  (15persons).............................................         20,152,417(20)          48.8

------------------------

*   Represents beneficial ownership of less than 1% of our common stock.

(1) Except as otherwise indicated by footnote (i) the named person has sole voting and investment power with respect to all shares of common stock shown as beneficially owned, and (ii) the address of the named person is that of EarthLink.

(2) Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares, subject to applicable community property laws. Shares of common stock subject to options or warrants exercisable within 60 days of March 31, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

(3) Includes options to purchase 50,000 shares of common stock.

(4) Includes (i) warrants to purchase 365,000 shares of common stock and (ii) 24,148 shares of common stock held in trust for Mr. Slatkin's minor children.

(5) Includes (i) 15,076 shares of common stock by Mr. O'Donnell's son, and (ii) warrants to purchase 365,000 shares of common stock. Mr. O'Donnell disclaims beneficial ownership of the shares of common stock held by his son and the shares of common stock issuable upon exercise of options held by his son.

(6) Includes 62,503 shares of common stock held by Mr. Azeez's family.

(7) Includes options to purchase 257,500 shares of common stock.

(8) Includes options to purchase 20,000 shares of common stock.

(9) Includes warrants to purchase 6,668 shares of common stock and options to purchase 60,000 shares of common stock.

(10) Includes 633,440 shares held of common stock by Quantum Industrial Partners LDC whom Mr. McNulty represents on the Company's Board, and 136,727 shares of common stock held by Soros Fund Management LLC for whom Mr. McNulty serves as Managing Director. Mr. McNulty disclaims beneficial ownership of such shares.

(11) Includes 3,192,088 shares of common stock, 4,102,941 shares of Series A convertible preferred stock convertible into 8,205,882 shares of common stock and 606,155 shares of Series B convertible preferred stock convertible into 606,155 shares of common stock beneficially owned by Sprint and which Mr. Esrey and Mr. Lauer may be deemed to beneficially own.

(12) Includes 3,192,088 shares of common stock, 4,102,941 shares of Series A convertible preferred stock convertible into 8,205,882 shares of common stock and 606,155 shares of Series B convertible preferred stock convertible into 606,155 shares of common stock beneficially owned by Sprint and which Mr. Esrey and Mr. Lauer may be deemed to beneficially own.

(13) Includes options to purchase 18,750 shares of common stock.

(14) Includes options to purchase 7,500 shares of common stock and warrants to purchase 1,200 shares of common stock.

(15) Represents options to purchase 34,562 shares of common stock.

(16) Represents options to purchase 20,250 shares of common stock.

(17) Includes options to purchase 117,500 shares of common stock.

(18) Includes 3,192,088 shares of common stock, 4,102,941 shares of Series A convertible preferred stock convertible into 8,205,882 shares of common stock and 606,155 shares of Series B convertible preferred stock convertible into 606,155 shares of common stock beneficially owned by Sprint and which Mr. Esrey and Mr. Lauer may be deemed to beneficially own.

(19) Includes 2,792,756 shares held in customer accounts over which members and/or employees of the named person have discretionary authority to dispose of or direct the disposition of the shares, 348,900 shares held in accounts owned by the members of the named person and their families and 12,200 shares held in the account of the profit sharing plan of the named person.

(20) Includes (i) options and warrants to purchase 1,302,868 shares of common stock, and (ii) 101,727 shares of common stock owned by family members or affiliates of certain members of the group.

                             EXECUTIVE COMPENSATION

    PURSUANT TO SEC RULES FOR PROXY STATEMENT DISCLOSURE OF EXECUTIVE COMPENSATION, THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY HAS PREPARED THE FOLLOWING REPORT ON EXECUTIVE COMPENSATION. THE COMMITTEE INTENDS THAT THIS REPORT CLEARLY DESCRIBE THE CURRENT EXECUTIVE COMPENSATION PROGRAM OF THE COMPANY, INCLUDING THE UNDERLYING PHILOSOPHY OF THE PROGRAM AND THE SPECIFIC PERFORMANCE CRITERIA ON WHICH EXECUTIVE COMPENSATION IS BASED. THIS REPORT ALSO DISCUSSES IN DETAIL THE COMPENSATION PAID TO THE COMPANY'S PRESIDENT AND CHIEF EXECUTIVE OFFICER, MR. CHARLES G. BETTY.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This report by the Compensation Committee of the Board of Directors (the "Committee") discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Committee's policy generally with respect to the compensation of all executive officers as a group for fiscal 1998 and specifically reviews the compensation established for the Company's Chief Executive Officer as reported in the Summary Compensation Table. The Committee is composed entirely of non-employee directors of the Company. The Committee also administers the Company's Stock Option Plans.

COMPENSATION PHILOSOPHY

    The Committee consists of three non-employee directors. The Committee is responsible for setting cash and long-term incentive compensation for executive officers and other key employees of the Company.

    The Company's compensation policies are intended to create a direct relationship between the level of compensation paid to executives and the Company's current and long-term level of performance. The Committee believes that this relationship is best implemented by providing a compensation package of separate components, all of which are designed to enhance the Company's overall performance. The components are base salary, short-term compensation in the form of annual bonuses and long-term incentive compensation in the form of stock options.

BASE SALARIES

    The base salaries for the Company's executive officers for 1998 were established subjectively by the Committee. The salaries of the executive officers were established based on the market environment and the Company's need to attract and retain key personnel for whom the Company must compete against larger, more established companies.

SHORT-TERM ANNUAL BONUSES

    Annual bonuses established for the executive officers are intended to provide an incentive for improved performance in the short term. Target bonus levels for the executive officers are established by the Committee at the beginning of the year. For 1998, these bonuses were established based on predetermined goals such as member counts, revenue and financial performance.

LONG-TERM INCENTIVE COMPENSATION

    The Company's long-term incentive compensation plan for its executive officers is based on the Company's stock option plans. These plans promote ownership of the Company's Common Stock, which, in turn, provides a common interest between the stockholder of the Company and the executive officers of the Company. In establishing a long-term compensation plan, the Board of Directors concluded that any compensation received under such plans should be directly linked to the performance of the Company, as reflected by increases in the price of its Common Stock, and the contribution of the individual thereto.

Options have an exercise price equal to the fair market value of the shares on the date of grant and, to encourage a long-term perspective, have an exercise period of ten years and generally vest over four to five years. The number of options granted to executive officers is determined by the Committee, which is charged with administering the stock option plans.

    The base salaries, targeted bonus amounts and number of stock options established for or granted to the Company's executive officers for 1998 are based, in part on the Committee's understanding of compensation amounts and forms paid to persons in comparable roles performing at comparable levels at other companies in the same or related industries. Such amounts however, mainly reflect the subjective discretion of the members of the Committee based on the evaluation of the Company's current and anticipated future financial performance, the contribution of the individual executive officers to such financial performance, the contribution of the individual executive officers to the Company in areas not necessarily reflected by the Company's financial performance and the most appropriate incentive to link the performance and compensation of the executive officers to the stockholder's return on the Company's Common Stock.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In April 1998, the Company amended and restated its employment agreement with Mr. Charles G. Betty. Under this agreement, the Company continues to employ Mr. Betty as its President and Chief Executive Officer at a salary of not less than $300,000 per year, plus a $24,000 a year travel allowance for Mr. Betty and his family, and such other benefits as are generally made available to other senior executives of the Company. Mr. Betty is entitled, upon the attainment of specified performance goals, to an annual bonus in the amount equal to 50% of his base salary. In addition, the agreement provides that Mr. Betty will receive a severance payment equal to 100% of his then current base salary, will receive the full bonus to which he would have otherwise been entitled during the year in which the termination occurs, and will continue to receive health, medical, life and liability insurance coverage for one year (i) if he is terminated by the Company other than for "cause" as defined in the agreement, (ii) if the Company elects not to extend the term of the employment agreement at the end of the first three-year term or any yearly extension or (iii) if Mr. Betty terminates his employment because of a breach of the employment agreement by the Company. In connection with the amended and restated employment agreement and the Company's strategic alliance with Sprint Corporation (the "Sprint Transaction"), Mr. Betty was granted an option to purchase an additional 300,000 shares of Common Stock at an exercise price of $22.375 per share, 150,000 of which vested June 5, 1998 concurrent with the closing of the Sprint Transaction, and the balance which vests in equal increments of 25% on each December 31 beginning December 31, 1998. Pursuant to the amended and restated employment agreement, the Company agrees to pay Mr. Betty $12.375 with respect to each of the shares he purchases on exercise of these options. This payment is intended to compensate Mr. Betty for the lower price of the stock on the date when the Committee actually reached agreement with Mr. Betty on the terms of his options and the amended and restated employment agreement. In the event of a "change in control," as defined in the agreement, the termination of Mr. Betty by the Company other than for "cause" or if Mr. Betty terminates his employment because of a breach of the agreement by the Company, all unvested options held by Mr. Betty will vest immediately.

LIMITATIONS ON DEDUCTIBILITY OF COMPENSATION

    Under the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1,000,000 base. Although the Committee does not presently intend to award compensation in excess of the $1,000,000 cap, it will continue to address this issue when formulating compensation arrangements for the Company's executive officers.

                               SUBMITTED BY:  THE COMPENSATION COMMITTEE

                                              Linwood A. Lacy, Jr.
                                           Kevin M. O'Donnell
                                           Reed E. Slatkin

    THE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE AS A RESULT OF ANY GENERAL INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT OR ANY PART HEREOF IN THE COMPANY'S 1998 ANNUAL REPORT TO STOCKHOLDERS OR ITS REPORT ON FORM 10-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Company's Board of Directors currently consists of Messrs. Lacy, O'Donnell and Slatkin. No member of the Compensation Committee was, during the last fiscal year, an officer or employee of the Company nor was formerly an officer of the Company. Members of the Compensation Committee did not have disclosable relationships with the Company in 1998. However, the following disclosure regarding non-Compensation Committee Board members is required:

    Mr. Esrey serves as Chairman of the Board of Directors and Chief Executive Officer of Sprint Corporation. Mr. Lauer serves as President of the Consumer Services Group of Sprint. On June 5, 1998 the Company consummated a series of transactions with Sprint which, among other things, resulted in Sprint purchasing 2.5 million shares of the Company's Common Stock at $22.50 per share in a tender offer and purchasing approximately 4.1 million shares of the Company's Series A Convertible Preferred Stock (which are convertible into 8.2 million shares of Common Stock), in exchange for certain commercial and financial arrangements. Under the network services agreement that was implemented in connection with the Sprint alliance, the Company paid Sprint $3,192,637 during 1998.

    The Company believes that the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated parties. It is the Company's current policy that all transactions by the Company with officers, directors, more than five percent stockholders and their affiliates will be entered into only if such transactions are approved by a majority of disinterested independent directors and are on terms such directors believe are no less favorable to the Company than could be obtained from unaffiliated parties.

EXECUTIVE OFFICER COMPENSATION

                      TABLE I--SUMMARY COMPENSATION TABLE

    The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the six most highly compensated executive officers other than the Chief Executive Officer who earned more than $100,000 during fiscal 1998 and were serving at the end of fiscal 1998. Such executive officers are referred to as the "Named Executive Officers."

                                                                                           LONG TERM
                                                                                         COMPENSATION
                                                                ANNUAL COMPENSATION   -------------------
                                                                                          SECURITIES
                                                               ---------------------      UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                           YEAR       SALARY      BONUS        OPTIONS(#)       COMPENSATION
--------------------------------------------------  ---------  ----------  ---------  -------------------  -------------
Sky Dayton........................................       1998  $  210,025  $  45,042              --                --
Chairman of the Board of                                 1997     180,000     45,411              --                --
Directors(1)                                             1996     153,036     70,006              --                --
Charles G. Betty..................................       1998     312,000     60,142         300,000         $  22,435(2)
President and Chief Executive                            1997     240,000     60,621              --            10,578(3)
Officer                                                  1996     220,550     77,635         500,000            24,000(3)
Grayson L. Hoberg.................................       1998     150,017         --              --             1,038(5)
Senior Vice President, Finance and                       1997       8,654         --         200,000                --
Administration and Chief
Financial Officer(4)
David R. Tommela..................................       1998     145,616     26,512          20,000             2,373(6)
Senior Vice President, Operations                        1997     132,000     26,723              --             1,218(6)
                                                         1996     130,392     34,439          25,000                --
Richard D. Edmiston...............................       1998     185,021     18,253          20,000             2,636(9)
Vice President, Research and                             1997     185,000     33,398(8)         55,000           1,423(9)
Development(7)                                           1996          --         --              --                --
Brinton O.C. Young................................       1998     160,019     29,522         100,000                --
Senior Vice President,                                   1997     140,000     29,754              --                --
Marketing                                                1996      73,681     18,409         225,000                --
William S, Heys...................................       1998     156,158         --         150,000                --
Senior Vice President, Sales(10)

------------------------

(1) Mr. Dayton served as President until January 15, 1996, when Mr. Betty's employment commenced. Mr. Dayton served as Chief Executive Officer until May 7, 1996, when Mr. Betty was appointed to that position.

(2) Consists of reimbursement in 1998 of $19,042 in travel expenses pursuant to Mr. Betty's employment agreement and $3,393 in matching contributions made to Mr. Betty's account under our 401(k) Plan.

(3) Consists of reimbursement in 1997 of $8,363 in travel expenses pursuant to Mr. Betty's employment agreement and $2,215 in matching contributions to Mr. Betty's account under our 401(k) Plan, and reimbursement in 1996 of $24,000 of such reimbursable expenses pursuant to Mr. Betty's employment agreement.

(4) Mr. Hoberg's employment commenced on December 5, 1997.

(5) Consists of matching contributions made to Mr. Hoberg's account under our 401(k) Plan.

(6) Consists of matching contributions made to Mr. Tommela's account under our 401(k) Plan.

(7) Mr. Edmiston's employment commenced on January 16, 1997.

(8) Includes a signing bonus of $15,000 paid to Dr. Edmiston pursuant to his employment agreement with EarthLink and a performance bonus of $18,398.

(9) Consists of matching contributions made to Dr. Edmiston's account under EarthLink's 401(k) Plan.

(10) Mr. Heys' employment commenced on January 2, 1998.

                     TABLE II--OPTION GRANTS IN FISCAL 1998

    This table presents information regarding options granted to the Company's Named Executive Officers during fiscal 1998 to purchase shares of the Company's Common Stock. In accordance with SEC rules, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price of 5% and 10% from the date the options were granted over the full option term.

                                                 INDIVIDUAL GRANTS
                             ----------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                             PERCENTAGE                                               AT
                              NUMBER OF       OF TOTAL                                   ASSUMED ANNUAL ANNUAL RATES
                             SECURITIES        OPTIONS                                   OF STOCK PRICE APPRECIATION
                             UNDERLYING      GRANTED TO        EXERCISE                     FOR THE OPTION TERM(3)
                               OPTIONS      EMPLOYEES IN         PRICE      EXPIRATION   ----------------------------
NAMES                        GRANTED(#)      FISCAL YEAR     PER SHARE(2)      DATE          5%($)         10%($)
---------------------------  -----------  -----------------  -------------  -----------  -------------  -------------
Sky D. Dayton..............          --              --               --            --              --             --
Grayson Hoberg.............          --              --               --            --              --             --
Charles G. Betty...........     150,000(4)           8.3%         22.375      02/19/08   $  10,570,799  $  18,820,248
                                150,000(5)           8.3          22.375      06/05/08      10,570,799     18,820,248
David R. Tommela...........      20,000(6)           1.1          16.063      02/04/08       1,535,690      2,635,616
Richard D. Edmiston........      20,000(6)           1.1          16.063      02/04/08       1,535,690      2,635,616
Brinton O.C. Young.........     100,000(6)           5.5          16.063      02/04/08       7,678,449     13,178,082
William S. Heys............     150,000(7)           8.3          12.625      01/02/08      12,033,299     20,282,748

------------------------

(1) The total number of options granted to EarthLink employees in fiscal 1998 was 1,817,400.

(2) The exercise price per share of options granted represented the fair market value of the underlying shares of common stock on the dates the respective options were granted.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon the closing price of the common stock on December 31, 1998, $57.00 per share. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

(4) Vests in equal increments of 25% on each December 31 beginning December 31, 1998.

(5) Fully vested.

(6) Vests in equal increments of 5% per quarter over the five-year period beginning on February 4, 1998.

(7) Vests in equal increments of 5% per quarter over the five-year period beginning on January 2, 1998.

   TABLE III--OPTION EXERCISES IN FISCAL 1998 AND FISCAL 1998 YEAR-END OPTION
                                     VALUES

    The following table shows the number of shares of Common Stock subject to exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 1998. The table also reflects the values of such options based on the positive spread between the exercise price of such options and $57.00, which was the closing sales price of a share of Common Stock reported on the Nasdaq National Market on December 31, 1998.

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                 SHARES                      UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS(1)
                                ACQUIRED       VALUE      --------------------------  ---------------------------
NAME                           ON EXERCISE    REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------------  -----------  ------------  -----------  -------------  ------------  -------------
Sky D. Dayton................     325,000   $  9,522,384      25,000        150,000   $  1,402,250  $   8,413,500
Charles G. Betty.............     225,000      7,034,000     215,000        360,000      8,088,900     17,000,100
Grayson Hoberg...............      23,000      2,006,975      23,000        160,000      1,107,625      7,685,000
David R. Tommela.............      48,500      1,128,591      12,000         59,500        621,525      2,984,838
Richard D. Edmiston..........      11,000        190,438      11,250         52,750        539,438      2,501,313
Brinton O.C. Young...........      42,500      2,006,975      85,000        197,500      4,262,463      9,343,188
William S. Heys..............       5,000        137,813      21,700        135,300        970,288      6,051,713

------------------------

(1) The value of "in-the-money" options represents the difference between the exercise price of stock options and $57.00, the closing sales price reported by the Nasdaq National Market of the Company's Common Stock for December 31, 1998.

CONVERTIBLE SECURITIES VESTING PLAN

    In December 1997, the Board of Directors adopted a plan whereby the vesting of stock options and warrants held by certain directors and employees will accelerate upon a change in control of the Company. Generally, a change in control includes the sale of all or substantially all of the Company's assets or the acquisition by a person or group (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of 25% or more of the Company's outstanding voting securities. In connection with the Sprint Transaction, the Company amended this plan so that the Sprint transaction would not constitute a change in control.

KEY EMPLOYEE COMPENSATION CONTINUATION PLAN

    In January 1998 the Board of Directors adopted a plan whereby those employees identified as "key" or critical to the Company are entitled to a severance payment equal to fifty percent (50%) of their compensation and certain other benefits received during the twelve-month period ending upon their termination. The Company adopted this plan to attract the highest quality individuals to become key members of the Company's leadership team and to retain the high-quality individuals who are presently members of the Company's leadership team.

STOCK PERFORMANCE GRAPH

    The following indexed line graph indicates the Company's total return to stockholders from January 22, 1997, the date on which the Company's Common Stock began trading on the Nasdaq National Market, to December 31, 1998, as compared to the total return for the Nasdaq Stock Market--US Index and the Nasdaq Telecommunications Index for the same period. The calculations in the graph assume that $100 was invested on January 22, 1997, in each of the Company's Common Stock and each index and also assume dividend reinvestment.

                 COMPARISON OF 23 MONTH CUMULATIVE TOTAL RETURN
      AMONG EARTHLINK NETWORK, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                      THE NASDAQ TELECOMMUNICATIONS INDEX
                    AND THE HAMBRECHT & QUIST INTERNET INDEX
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              EARTHLINK NETWORK, INC.         NASDAQ STOCK MARKET (U.S.)          NASDAQ TELECOMMUNICATIONS
1/22/97                              $100                              $100                                 $100
3-97                                  $48                               $88                                  $89
6-97                                  $50                              $104                                 $112
9-97                                  $72                              $122                                 $130
12-97                                 $99                              $114                                 $142
3-98                                 $217                              $133                                 $179
6-98                                 $295                              $137                                 $191
9-98                                 $317                              $124                                 $170
12-98                                $438                              $160                                 $231

               HAMBRECHT & QUIST INTERNET
1/22/97                                   $100
3-97                                       $75
6-97                                       $93
9-97                                      $123
12-97                                     $127
3-98                                      $169
6-98                                      $212
9-98                                      $171
12-98                                     $295

                PROPOSAL 2--AMENDMENT OF 1995 STOCK OPTION PLAN

    On April 9, 1999, the Board of Directors adopted and recommended for submission to the Stockholders for their approval a proposal to amend the Company's Stock Option Plan. The proposed amendment to the Stock Option Plan will increase the number of shares of Common Stock reserved for issuance under the Stock Option Plan from 5,700,000 to 7,700,000. The proposed amendment is necessary to reserve a sufficient number of shares of Common Stock under the Stock Option Plan to allow the Company to grant stock options to existing and future employees.

    The purposes of the Stock Option Plan are to attract and retain the best available personnel, to provide additional incentive to the employees of the Company and its subsidiaries, if any, to promote the success of the Company's business and to enable the Company's employees to share in the growth and prosperity of the Company by providing them with an opportunity to purchase stock in the Company.

    The Board has reserved 5,700,000 shares of Common Stock for grants of options under the Stock Option Plan. Since the Company's inception through March 31, 1999, the Compensation Committee of the Company's Board of Directors has granted options to purchase 5,231,400 shares of Common Stock under the Stock Option Plan. Of the options granted to date, options to purchase 552,140 shares have been recaptured from employees whose employment with the Company has terminated and 1,031,775 have been exercised. Accordingly, if the proposal to amend and restate the Stock Option Plan is approved, there will be 3,020,740 shares of Common Stock available for future grants under the Stock Option Plan. The primary features of the Stock Option Plan are summarized below.

PLAN SUMMARY AND OTHER INFORMATION

    GENERAL. Under the Stock Option Plan, options may be granted to employees of the Company and its Subsidiaries (as defined in the Stock Option Plan), if any. As of December 31, 1998, there were approximately 1,343 persons eligible to receive grants of options under the Stock Option Plan, subject to the Compensation Committee's approval of individual grants.

    The Stock Option Plan offers to eligible employees ("Participants" or, individually, a "Participant") the opportunity to purchase shares of Common Stock through stock options granted to them under the Stock Option Plan. A stock option entitles the optionee to purchase shares of Common Stock from the Company at the exercise price. Two types of options, incentive stock options ("ISOs") and nonstatutory stock options, may be granted under the Stock Option Plan. The two types of options differ primarily in the tax consequences associated with the exercise of an option and the disposition of the shares of Common Stock received upon exercise of an option. See "--Certain Federal Income Tax Consequences." No Participant may be granted options that relate to more than 500,000 shares of Common Stock during any one-year period.

    GRANTS UNDER THE STOCK OPTION PLAN. The Compensation Committee, which is comprised of two or more non-employee directors appointed by the Board of Directors, administers the Stock Option Plan and designates Participants to whom options are granted, specifies whether the option is intended to be an ISO or a nonstatutory stock option and specifies the number of shares of Common Stock subject to each option. All options granted under the Stock Option Plan are evidenced by option agreements ("Option Agreements" or, individually, an "Option Agreement") that are subject to the applicable provisions of the Stock Option Plan and to such other terms, conditions and restrictions as the Compensation Committee may determine to be appropriate.

    In the case of ISOs, the aggregate Fair Market Value (as defined in the Plan) of Common Stock with respect to which stock options intended to meet the requirements of Code Section 422 of the Internal Revenue Code of 1986, as amended, become exercisable for the first time by an individual during any calendar year under all plans of the Company and its subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the ISOs that cause the limitation to be exceeded will be treated as nonstatutory stock options.

    Set forth below is the number of incentive stock options that had been granted to certain employees of the Company under the Stock Option Plan and that remained outstanding as of December 31, 1998. No nonstatutory stock options have been granted under the Stock Option Plan. The closing sales price reported by the Nasdaq National Market of the Company's Common Stock on December 31, 1998 was $57.00 per share.

                                                                                     INCENTIVE
NAME                                                                                OPTIONS(1)
---------------------------------------------------------------------------------  -------------
Sky D. Dayton....................................................................             --
Charles G. Betty.................................................................        475,000(2)
David Tommela....................................................................         71,500(3)
Brinton O.C. Young...............................................................        282,500(4)
Grayson L. Hoberg................................................................         90,000(5)
Richard D. Edmiston..............................................................         64,000(6)
William S. Heys..................................................................        148,000(7)
All Executive Officers as a Group (7 Persons)....................................      1,131,000
Non-Executive Officer Employees as a Group.......................................      2,053,190(8)

------------------------

(1) All stock options vest in equal increments of 5% per quarter over the five-year period beginning on the date of grant except for the options granted to Mr. Betty on February 19, 1998. Of the options granted to Mr. Betty, 150,000 vest in equal increments of 20% on each December 31 beginning December 31, 1998, and the remaining 150,000 vested on June 5, 1998.

(2) 350,000 granted January 15, 1996; 300,000 granted February 19, 1998; This figure was adjusted to reflect the exercise of 175,000 options by Mr. Betty as of December 31, 1998.

(3) 75,000 granted December 4, 1995; 25,000 granted May 7, 1996; 20,000 granted
    February 4, 1998. This figure was adjusted to reflect the exercise of 48,500 options by Mr. Tommela as of December 31, 1998.

(4) 225,000 granted May 7, 1996; 100,000 granted February 4, 1998. This figure was adjusted to reflect the exercise of 42,500 options by Mr. Tommela as of December 31, 1998.

(5) Granted December 5, 1997. This figure was adjusted to reflect the exercise of 10,000 options by Mr. Hoberg as of December 31, 1998.

(6) 55,000 granted January 23, 1997; 20,000 granted February 4, 1998. This figure was adjusted to reflect the exercise of 11,000 options by Dr. Edmiston as of December 31, 1998.

(7) Granted January 2, 1998. This figure was adjusted to reflect the exercise of 2,000 options by Dr. Edmiston as of December 31, 1998.

(8) Represents options granted to 755 employees under the Stock Option Plan. This figure was adjusted to reflect both the recapture of 529,326 options pursuant to employee terminations and the exercise of 872,634 options by employees as of December 31, 1998.

    Although not determinable at the time of this Proxy Statement, the Compensation Committee of the Board of Directors may award certain of the Company's executive officers incentive and nonstatutory stock options under the amended Stock Option Plan, pending the approval of this amendment and the Compensation Committee's review of the Company's executive compensation policies for fiscal 1999.

    EXERCISE PRICE. The exercise price of a share of Common Stock purchased upon the exercise of an option granted under the Stock Option Plan (the "Exercise Price") is determined by the Compensation Committee on the date the option is granted and set forth in the applicable Option Agreement. The

Exercise Price of an ISO may not be less than the Fair Market Value of a share of Common Stock on the date the option is granted. With respect to each grant of an ISO to a Participant who beneficially owns more than 10% of the combined voting power of the Company or any of its Subsidiaries (determined by applying certain attribution rules), the Exercise Price may not be less than 110% of the Fair Market Value of the Common Stock on the date the option is granted. These Exercise Price requirements do not apply to nonstatutory stock options. However, under the Stock Option Plan, the exercise price of a nonstatutory stock option may not be less than 85% of the Fair Market Value of a share of Common Stock on the date of grant.

    EXERCISE AND PAYMENT. An option may be exercised in accordance with the Stock Option Plan and such other terms and conditions as the Compensation Committee may prescribe. Each option is exercisable by the Participant at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Compensation Committee shall specify in the Option Agreement; provided, however, that subsequent to the grant of an option, the Compensation Committee, at any time before complete termination of such option, may accelerate the time or times at which the option may be exercised, in whole or in part, and may permit the Participant or any other designated person to exercise the option, or any portion thereof, for all or part of the remaining option term, notwithstanding any provision of the Option Agreement to the contrary.

    The maximum period during which an ISO may be exercised is determined by the Compensation Committee on the date of grant, but may not be longer than ten years, provided that, any ISO granted to a Participant who beneficially owns more than 10% of the combined voting power of the Company or any of its Subsidiaries (determined by applying certain attribution rules) may not be exercisable after the expiration of five years after the date of grant. The term of any option is specified in the applicable Option Agreement. An option is considered exercised on the date the Exercise Price is paid to the Company.

    The Exercise Price must be paid in cash or a cash equivalent authorized by the Compensation Committee. If the Option Agreement provides, the payment of all or part of the Exercise Price may be made by surrendering shares of Common Stock that have been owned by the Participant for at least six months prior to the date of exercise to the Company to the extent sufficient to pay the full Exercise Price. The Exercise Price may also be paid by having the Company withhold a number of shares, the Fair Market Value of which is sufficient to satisfy the Exercise Price.

    ADMINISTRATION. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Compensation Committee members generally may not be employees of or consultants to the Company or its Subsidiaries and serve at the pleasure of the Board of Directors. All members of the Compensation Committee are appointed (and may be removed) by and serve for such terms as determined by the Board of Directors. The Compensation Committee has the authority to interpret all provisions of the Stock Option Plan; to prescribe the form of Option Agreements; to adopt, amend and rescind rules and regulations pertaining to the administration of the Stock Option Plan; and to make all other determinations necessary or advisable for the administration of the Stock Option Plan. The Compensation Committee's determinations under the Stock Option Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, grants under the Stock Option Plan (whether or not such persons are similarly situated).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion outlines certain federal income tax consequences of participation in the Stock Option Plan. Individual circumstances may vary these results. Additionally, federal income tax laws and regulations are complex and frequently amended, and each Participant should rely on his own tax counsel for advice regarding the federal income tax consequences of participation in the Stock Option Plan.

    FEDERAL INCOME TAX TREATMENT OF ISOS. A Participant generally will not recognize taxable income on the grant or the exercise of an ISO (although the exercise of an ISO can increase the Participant's alternative minimum tax liability because the difference between the fair market value of the Common Stock acquired and the Exercise Price will be included in the Participant's alternative minimum taxable income). A Participant will recognize taxable income or loss if and when the Participant disposes of the shares of Common Stock acquired under the ISO. If the disposition occurs more than two years after the grant of the ISO and more than one year after the shares of Common Stock are transferred to the Participant on exercise of the ISO (the "ISO Holding Period"), the Participant will recognize capital gain (or loss) equal to the excess (or deficiency) of the amount realized from disposition of the Common Stock less the Participant's tax basis in the Common Stock. A Participant's tax basis in the Common Stock generally is the amount the Participant paid on exercise of the ISO. The capital gain (or loss) will be long-term depending on the length of time the Participant held the shares of Common Stock.

    If Common Stock acquired under an ISO is disposed of before the expiration of the ISO Holding Period described in the preceding paragraph (a "Disqualifying Disposition"), a Participant generally will recognize as ordinary income in the year of the Disqualifying Disposition the difference between the fair market value of the Common Stock on the date of exercise of the ISO and the Exercise Price paid by the Participant.

    A special rule applies to a Disqualifying Disposition of Common Stock where the amount realized on the disposition is less than the fair market value of the Common Stock on the date of exercise of the ISO. In that event, the Participant generally will recognize as ordinary income the difference between the amount realized on the disposition of the Common Stock and the Exercise Price paid by the Participant instead of the ordinary income amount described above for a Disqualifying Disposition.

    The Company generally will not be entitled to a federal income tax deduction with respect to the grant or exercise of an ISO. In the event a Participant disposes of Common Stock acquired under an ISO in a Disqualifying Disposition, the Company generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the Participant is to recognize.

    The foregoing discussion assumes that the Participant exercises the ISO while the Participant is an employee of the Company or within three months of termination of employment. The three-month period is extended to one year if the Participant terminates employment as a result of a total and permanent disability and indefinitely if the termination is caused by the Participant's death. If the Participant exercises the ISO outside of these time limits, the Participant's tax consequences will be the same as described for nonstatutory stock options. However, the Board of Directors may shorten the time period during which the Participant may exercise any ISO in the applicable Option Agreement.

    FEDERAL INCOME TAX TREATMENT OF NONSTATUTORY STOCK OPTIONS. A Participant generally will not recognize taxable income on the grant of a nonstatutory stock option. On the exercise of a nonstatutory stock option, a Participant will recognize as ordinary income the difference between the fair market value of the Common Stock acquired and the Exercise Price paid by the Participant. A Participant's tax basis in the Common Stock acquired upon the exercise of a nonstatutory stock option is the amount paid for the Common Stock plus any amount included in income with respect to the exercise. The Participant's holding period for the Common Stock begins on the day the Common Stock is acquired. Any gain or loss that a Participant recognizes on a subsequent disposition of Common Stock acquired upon the exercise of a nonstatutory stock option generally will be long-term or short-term capital gain or loss depending on the length of time the Participant held the shares of Common Stock. The amount of the gain (or loss) will equal the excess (or deficiency) of the amount realized on the subsequent disposition less the Participant's tax basis in his shares of Common Stock.

    The exercise of a nonstatutory stock option will entitle the Company to claim a federal income tax deduction equal to the amount of ordinary income the Participant is to recognize. The amount of ordinary income the Participant is to recognize on the exercise of a nonstatutory stock option will constitute wages for withholding and employment tax purposes. Accordingly, the Company will be required to withhold or obtain payment from the Participant, as each Option Agreement permits, for the amount of required withholding and employment taxes.

    SPECIAL RULES. The foregoing discussion assumes that the Participant pays the Exercise Price in cash. Special rules apply to a Participant who exercises an ISO or a nonstatutory stock option by paying the Exercise Price, in whole or in part, by the transfer of shares of Common Stock that the Participant already owns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE 1995 STOCK OPTION PLAN AS DESCRIBED ABOVE.

                                   PROPOSAL 3

             APPROVAL OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF
                                 INCORPORATION

    The Board of Directors of the Company has approved and recommends that the shareowners approve an amendment to the Company's Certificate of Incorporation to increase the authorized shares of the Company's common stock from 50,000,000 shares to 200,000,000 shares. The Board of Directors of the Company believes the increase in the authorized shares is necessary to provide the Company with the flexibility to act in the future with respect to financing programs, acquisitions, stock splits and other corporate purposes (although no such specific activities are currently contemplated) without the delay and expense associated with obtaining special shareowner approval each time an opportunity requiring the issuance of shares may arise.

    On March 31, 1999, the Company had 31,861,189 shares of Common Stock issued and outstanding. Also on that date, the Company had 3,647,485 shares of Common Stock subject to outstanding options under the Company's 1995 Stock Incentive Plan.

    The lack of authorized Common Stock available for issuance would unnecessarily limit the Company's ability to pursue opportunities for future financings, acquisitions, mergers and other transactions. The Company would also be limited in its ability to effectuate future stock splits or stock dividends. The Board of Directors believes that the increase in the authorized shares of Common Stock is necessary to provide the Company with the flexibility to pursue the types of opportunities described above without added delay and expense.

    The availability of authorized but unissued shares of Common Stock might be deemed to have the effect of preventing or discouraging an attempt by another person to obtain control of the Company, because the additional shares could be issued by the Board of Directors, which could dilute the stock ownership of such person. The Company has no plans for such issuances and this proposal is not being proposed in response to a known effort to acquire control of the Company.

    The additional shares of Common Stock to be authorized by adoption of the amendment to the Certificate of Incorporation would have rights identical to the currently outstanding shares of Common Stock of the Company. Adoption of the proposed amendment to the Certificate of Incorporation would not affect the rights of the holders of currently outstanding shares of Common Stock.

    The authorization of additional shares of Common Stock pursuant to this proposal will have no dilutive effect upon the proportionate voting power of the present shareowners of the Company. However, to the extent that shares are subsequently issued to persons other than the present Stockholders and/or in proportions other than the proportion that presently exists, such issuance could have a substantial dilutive effect on present Stockholders.

    Adoption of the amendment to the Certificate of Incorporation to increase the Company's authorized Common Stock requires the vote of a majority of the outstanding shares of the Company's Common Stock. If the proposal is approved, the Company intends to file an amendment to the Certificate of Incorporation shortly after the Annual Meeting. The amendment to the Certificate of Incorporation will be effective immediately upon acceptance of filing by the Secretary of the State of Delaware. The Board of Directors would be free to issue Common Stock without further action on the part of the Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the Shares represented thereby in accordance with their best judgment.

                            SOLICITATION OF PROXIES

    The cost of the solicitation of proxies on behalf of the Company will be borne by the Company. The Company has engaged American Stock Transfer & Trust Company to assist it in the proxy solicitation process and will pay such firm approximately $3,000 for its services (exclusive of postage fees). In addition, directors, officers and other employees of the Company may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail in person or by telecommunication. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

                            INDEPENDENT ACCOUNTANTS

    The firm of PricewaterhouseCoopers LLP served as the Company's independent accountants for the fiscal year ended December 31, 1998 and the Board of Directors has reappointed this firm as the Company's independent accountants for the fiscal year ending December 31, 1999. A representative of this firm is expected to attend the Annual Meeting to respond to questions from stockholders and to make a statement if he or she so desires.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    Any proposal that a stockholder may desire to have included in the Company's proxy material for presentation at the 2000 Annual Meeting must be received by the Company at its executive offices at 3100 New York Drive, Pasadena, California 91107, Attention Kirsten L. Hansen, Secretary, on or prior to December 31, 1999.

                                 ANNUAL REPORT

    The Company's 1998 Annual Report to Stockholders and Form 10K (which is not part of the Company's proxy soliciting material) is being mailed to the Company's Stockholders with this proxy statement.

                                          By order of the Board of Directors,

                                                [LOGO]

                                          Sky D. Dayton
                                          CHAIRMAN OF THE BOARD

Pasadena, California
April 26, 1999

                         PLEASE DATE, SIGN AND MAIL YOUR

                       PROXY CARD BACK AS SOON AS POSSIBLE!



                         ANNUAL MEETING OF STOCKHOLDERS

                           EARTHLINK NETWORK, INC.



                                 MAY 27, 1999

 -arrow- Please Detach and Mail in the Envelope Provided -arrow-

         Please mark your
/ X  /   votes as in this
         example.


                     FOR all nominees                   WITHHOLD
                  listed at right except           authority to vote   NOMINEES:
                    as indicated below             for all nominees    Sky D. Dayton,
                                                                         Chairman of the Board of Directors
                                                                       Charles G. Betty,
1 ELECTION                /   /                            /   /         President, Chief Executive Officer and Director
  OF                                                                   Sidney Azeez, Director
  DIRECTORS                                                            Robert M. Kavner, Director
                                                                       Linwood A. Lacy, Jr., Director
Instructions: To withhold authority for any individual                 Paul McNulty, Director
nominee, mark "FOR" above, and write the name of the                   Kevin M. O'Donnell, Director
nominee or nominees as to whom you wish to withhold                    Reed E. Slatkin, Director
authority in the space below.
                                                                       FOR      AGAINST      ABSTAIN
2.  Proposal to amend the Company's 1995 Stock Option Plan             /  /       /  /        /  /
    to increase the number of shares issuable thereunder.

3. Proposal to amend the Certificate of Incorporation to increase the number of authorized shares of common stock from 50 million to 200 million.

4. In their discretion, upon such other business as may properly come before the Annual Meeting or any postponement on adjournment thereof.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
    THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF
    DIRECTION, THIS PROXY WILL BE VOTED FOR THE EIGHT NOMINEES
    FOR ELECTION, AND FOR PROPOSALS 2 AND 3.

    The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE
    WITH THE DIRECTIONS GIVEN BY THE UNDERSIGNED STOCKHOLDER(S). IF
    NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE DIRECTOR NOMINEES NAMED IN
    PROPOSAL (1) ABOVE AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER
    MATTERS AS MAY COME BEFORE THE MEETING.

    PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

Signature:__________________________

Signature (if held jointly)  __________________________________

                             TITLE OR AUTHORITY (IF APPLICABLE)

Dated _____________________, 1999

NOTE: Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person.

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                               EARTHLINK NETWORK, INC.

   The undersigned stockholder(s) of EarthLink Network, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, for the Company's 1999 Annual Meeting, and hereby appoints Sky D. Dayton and Charles G. Betty, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. Pacific Standard Time on Thursday, May 27, 1999 at 3100 New York Drive, Pasadena, California 91107 and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.


                       (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)